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www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

Virgin America Airline Debuts with MedAire Services

TEMPE, Ariz. – September 13, 2007 – MedAire Inc. (ASX: MDE), a global provider of remote medical education, expertise and equipment, recently announced that the start-up, low-cost airline, Virgin America, will add MedAire’s 24/7 MedLink Global Response Service and life-saving medical kits to its already impressive list of amenities.

Virgin America’s fleet of 10 Airbus 320-family of planes will be equipped with life-saving medical kits designed to help crewmembers manage medical situations which may occur in the aviation environment. Crewmembers will have access to MedAire’s MedLink 24/7 Global Response Center, connecting flight attendants and pilots with board-certified emergency room physicians working in a level-one trauma center in Phoenix, Ariz. The three-year contract also includes MedAire’s world class training programs for Virgin America’s crewmembers, covering common in-flight illness, altitude physiology, equipment, oxygen systems and CPR/AED instruction.

“It speaks volumes that a new airline, from inception, would place such emphasis on the safety of its passengers and crew,” said Robin Pearson, MedAire director, commercial aviation. “This agreement illustrates Virgin America’s true commitment to the customer — not only focusing on the visual and tactile amenities that passengers enjoy, but also on their health and safety.”

“With MedAire as a partner, Virgin America can better deliver comfort, care and peace of mind to ill guests,” added Peter Wilander, Virgin America Airlines, director of inflight and catering. “This partnership will help us respond effectively and efficiently to all of our guest’s health needs.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About Virgin America Airlines

As San Francisco’s hometown airline, Virgin America will serve as many as 10 cities within a year of operation, and up to 30 cities within five years. Virgin America’s brand-new planes will offer guests interactive in-flight entertainment systems, plugs for laptops and other portable electronic devices, the ability to order food or chat with other guests from their own video-screen and a host of other features aimed at bringing a little fun back to flying. To learn more about Virgin America, visit: www.virginamerica.com.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, Ariz., MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.